Prospectus Supplement No. 3                    Filed Pursuant to Rule 424(b)(3)
to Prospectus dated May 12, 1999               File No. 333-75645

                                 ALKERMES, INC.
                        3,680,508 SHARES OF COMMON STOCK

         This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated May 12, 1999 (the "Prospectus") relating to the potential resale from time to time of Common Stock, par value $.01 per share (the "Common Stock") issued upon consummation of the merger between the Company's subsidiary and Advanced Inhalation Research, Inc. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

         The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:


                                                    NUMBER OF
                                                    SHARES OF
                                                   COMMON STOCK
                                                   BENEFICIALLY
                           AS OF MARCH 10, 2000     OWNED AND         PERCENTAGE OF
                              SHARES THAT ARE      THAT MAY BE         OUTSTANDING
                              NOT SUBJECT TO       SOLD SUBJECT    COMMON STOCK AS OF
          NAME                  RESTRICTION         TO VESTING      MARCH 10, 2000(1)
          ----             --------------------    ------------    ------------------

GEORGE W. LUCAS, JR
TTE GEORGE W. LUCAS,
JR TRUST U/A/D 12/11/92            9,166              9,166                *

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*   Less than 1% of the outstanding Common Stock.

(1)   On March 10, there were 26,670,144 shares of Common Stock outstanding.








            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 16, 2000